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                                                                    EXHIBIT 10.4


                          NIPPON LIFE INSURANCE COMPANY




                                                                January 22, 1997



Mr. Richard K. Goeltz
Vice Chairman and Chief Financial Officer
American Express Company
American Express Tower
World Financial Center
New York, New York  10285


Dear Mr. Goeltz:

         We refer to the 1990 Agreement by and between American Express and us, dated as of June 12, 1990.

         We are discussing with Lehman the possibility of Lehman issuing to us in exchange for our Cumulative Convertible Voting Preferred Stock, Series A ("Series A Preferred Stock") an equal number of shares of a new series of preferred stock ("New Preferred Stock"). The terms, rights and privileges of the New Preferred Stock would be identical to the terms, rights and privileges of the Series A Preferred Stock in all respects except that there would no longer be any minimum number of shares that must be converted into Lehman common stock at any one time. Lehman would make a representation to Nippon to the effect that the New Preferred Stock would be legally and validly issued, free of all liens and we would place no liens on the New Preferred Stock. Immediately following this transaction, we would own no shares of Series A Preferred Stock. At the time of the transaction, the foregoing would be the only change involving our equity investments in Lehman.

         If the transaction described above is completed, the parties agree that the rights in Section 5.5 and Exhibit 12 of the 1990 Agreement will apply to the New Preferred Stock to the same extent that they currently apply to the Series A Preferred Stock. In addition, Section 10.6 of the 1990 Agreement will apply to the New Preferred Stock. The foregoing is an expression of our mutual intent, but remains subject to American Express' right to review the final terms of the New Preferred Stock to ensure that the terms of and the rights provided by the New Preferred Stock are identical to the terms and rights of the Series A Preferred Stock except for the minimum conversion requirement.
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         Except as described herein, the 1990 Agreement will remain unchanged.

         Please confirm the foregoing by signing a counterpart of this letter and returning it to us, whereupon this letter will become a binding agreement between American Express and us.


                                    Very truly yours,

                                    Nippon Life Insurance Company


                                    By:  /s/Kiyoshi Ujihara
                                       -------------------------
                                    Name:  Kiyoshi Ujihara
                                    Title: Chief Representative



Agreed as of the date set forth above:

American Express Company


By:  /s/Richard K. Goeltz
   ---------------------------
Name:  Richard K. Goeltz
Title: Vice Chairman and
       Chief Financial Officer